As filed with the Securities and Exchange Commission on March 14, 2012   Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDIZONE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-0412648
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4000 Bridgeway, Suite 401
Sausalito, California 94965
(Address of Principal Executive Offices)(Zip Code)

Medizone International, Inc. 2012 Equity Incentive Award Plan
(Full title of the plan)

Edwin G. Marshall
Chief Executive Officer
Medizone International, Inc.
4000 Bridgeway, Suite 401
Sausalito, California 94965
 (Name and address of agent for service)

(415) 331-0303
 (Telephone number, including area code, of agent for service)

Copy to:
Kevin R. Pinegar, Esq.
C. Parkinson Lloyd, Esq.
Durham Jones & Pinegar, P.C.
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Telephone: (801) 415-3000
Facsimile: (801) 415-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.001 per share	4,950,000	(2)	$0.18	(3)	$891,000	(3)	$103
Common Stock, par value $0.001 per share	5,050,000	(4)	$0.23	(5)	$1,161,500	(5)	$134

(1)
The number of shares of common stock, par value $0.001 per share (the “Common Stock”), of Medizone International, Inc. (the “Registrant”) to be registered pursuant hereto consists of the aggregate number of shares that may be issued and sold upon the vesting and/or exercise of equity awards granted pursuant to the Registrant’s 2012 Equity Incentive Award Plan (the “2012 Plan”), as adopted by the board of directors of the Registrant on February 21, 2012.  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that may be necessary to adjust the number of shares being issued pursuant to the 2012 Plan as a result of stock splits, stock dividends or similar transactions.

(2)	Represents 10,000,000 shares of Common Stock initially available for grants under the 2012 Plan less 5,050,000 shares outstanding under the 2012 Plan (as referenced in footnote 4 below).

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the bid and asked price of the Common Stock on March 12, 2012, as quoted on the Over-the-Counter Bulletin Board.

(4)	Represents 5,050,000 shares of Common Stock subject to options outstanding under the 2012 Plan.

(5)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are based upon the weighted average exercise price of the outstanding options under the 2012 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this registration statement.*

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this registration statement.*

*
The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this registration statement will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement on Form S-8 (the “Registration Statement”):

(a)           The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Commission on February 28, 2012.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such reports and other documents, except as to any portion of any such report or other document furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed report or other document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article VII of the registrant's Articles of Incorporation and Article VI of the registrant's By-Laws provide that the registrant shall indemnify a director or officer to the full extent permitted by the Nevada Business Corporations Act as in effect at the time of the conduct by such person. Specifically, the registrant’s By-Laws provide as follows:

Section 4.16.  Indemnification: Advancement of Expenses. The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by the Nevada Private Corporations Act as the same now exists or many hereafter be amended. In the event that the Nevada Private Corporations Act is amended after the filing of the Corporation’s Articles of Incorporation with the Nevada Secretary of State’s Office so as to authorize corporate action further eliminating or limiting the personal liability of an officer or director, then the liability of an officer or director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Private Corporations Act as so amended.  The Corporation shall pay the expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit of proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it should by ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized by the Nevada Private Corporations Act.  Any amendment to or repeal of any of the provisions in this Section 4.16 shall not adversely affect any right or protection of an officer or director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

Section 4.17.  Indemnification of Employees and Agents.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent permitted by the provision of Section 4.16 of these Bylaws and Article VII of the Corporation’s Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is unenforceable, or that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.
The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.	Exhibit Description

3(i)(a) 3(i)(b) 3(i)(c) 3(ii) 4.1 5.1 23.1 23.2 24.1
Articles of Incorporation (1)
Articles of Amendment to Articles of Incorporation (2)
Articles of Amendment to Articles of Incorporation (3)
Bylaws (1)
Medizone International, Inc. 2012 Equity Incentive Award Plan and the forms of agreement related thereto.
Opinion of Durham Jones & Pinegar, P.C.
Consent of Durham Jones & Pinegar, P.C. (contained in Exhibit 5.1 to this Registration Statement)
Consent of Independent Registered Public Accounting Firm, HJ Associates & Consultants, LLP
Power of Attorney (contained on the signature pages of this Registration Statement)

(1)           Incorporated by reference to Registration Statement on Form S-18 (no. 2-93277-D), May 14, 1985.
(2)           Incorporated by reference to Annual Report on Form 10-KSB for period ended December 31, 1986.
(3)           Incorporated by reference to Quarterly Report on Form 10-Q for period ended September 30, 2009.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sausalito, State of California, on this 13th day of March, 2012.

MEDIZONE INTERNATIONAL, INC.

By:	/s/ Edwin G. Marshall
Edwin G. Marshall
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Edwin G. Marshall and Thomas E. (Tommy) Auger his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edwin G. Marshall	Chief Executive Officer and Director	March 13, 2012
Edwin G. Marshall	(Principal Executive Officer)

/s/ Thomas E. (Tommy) Auger	Chief Financial Officer	March 13, 2012
Thomas E. (Tommy) Auger	(Principal Financial and Accounting Officer)

/s/ Michael E. Shannon	President and Director	March 13, 2012
Michael E. Shannon

/s/ Daniel D. Hoyt	Director	March 14, 2012
Daniel D. Hoyt

/s/ Richard G. Solomon	Director	March 14, 2012
Richard G. Solomon

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3(i)(a) 3(i)(b) 3(i)(c) 3(ii) 4.1 5.1 23.1 23.2 24.1
Articles of Incorporation (1)
Articles of Amendment to Articles of Incorporation (2)
Articles of Amendment to Articles of Incorporation (3)
Bylaws (1)
Medizone International, Inc. 2012 Equity Incentive Award Plan and the forms of agreement related thereto.
Opinion of Durham Jones & Pinegar, P.C.
Consent of Durham Jones & Pinegar, P.C. (contained in Exhibit 5.1 to this Registration Statement)
Consent of Independent Registered Public Accounting Firm, HJ Associates & Consultants, LLP
Power of Attorney (contained on the signature pages of this Registration Statement)

(1)           Incorporated by reference to Registration Statement on Form S-18 (no. 2-93277-D), May 14, 1985.
(2)           Incorporated by reference to Annual Report on Form 10-KSB for period ended December 31, 1986.
(3)           Incorporated by reference to Quarterly Report on Form 10-Q for period ended September 30, 2009.